Krispy Kreme Contact:
Lafeea Watson
FOR IMMEDIATE RELEASE	336-726-8878
lwatson@krispykreme.com

KRISPY KREME APPOINTS TONY THOMPSON
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Winston-Salem, NC – May 13, 2014– Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that its Board of Directors has appointed Anthony N. (“Tony”) Thompson, age 47, as President and Chief Executive Officer, effective June 1, 2014. Mr. Thompson is expected to be appointed to the Company’s Board of Directors in the near future.

James H. Morgan, age 66, will continue to serve the Company on a full-time basis as its Executive Chairman.

Mr. Thompson joins the Company from Papa John’s International, Inc., where he most recently served as President and Chief Operating Officer. Mr. Thompson is a highly respected professional with more than 25 years of food service, grocery products and beverage experience. At Papa John’s, he previously held the positions of Executive Vice President, Global Operations; Executive Vice President, North American Operations; Senior Vice President, PJ Food Service; and Vice President, QCC Operations. Prior to joining Papa John’s in 2006, Mr. Thompson worked for The Scotts Miracle-Gro Company for six years as Plant Manager, Director of Marysville Operations and Director of Lawn and Controls Operations. Before joining the Scotts Company, he spent four years with Conagra Grocery Products Company and seven years in various roles with Gulf Coast Coca Cola.

Executive Chairman Jim Morgan commented: “All of us in the Krispy Kreme family are excited to have Tony Thompson joining us as our Chief Executive Officer and President. Tony’s background, accomplishments, professionalism and commitment to excellence all are a perfect complement to the culture, mission and values of Krispy Kreme. I am confident that Tony is the ideal leader to guide our Company to even greater success in the coming years and, personally, I am greatly looking forward to working with him.”

Tony Thompson commented: “In Krispy Kreme, I found the right combination of culture, an iconic brand, and a shared long-term vision. I am excited and feel privileged to become part of the Krispy Kreme family as we work together on the journey to the next level of worldwide growth of this great brand.”

About Krispy Kreme
Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 800 locations in more than 20 countries around the world. Connect with us at www.krispykreme.com.